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                                                                    EXHIBIT 3.22




                             VIVENTIA BIOTECH INC.

                             DEMAND PROMISSORY NOTE





Date: February 17, 2005


          FOR VALUED RECEIVED the undersigned hereby unconditionally promises to pay on demand to the order of Leslie Dan, in lawful money of Canada, the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000) and interest thereon. Interest shall accrue on a basis which is equal four and one-half percent (4.5%) per annum, calculated on the basis of a 365-day year and actual days elapse, and compounded annually.

          This note may be prepaid in full or in part at any time without penalty.

          Payments of principal and interest hereunder must be made at such other location as may be notified by Leslie Dan to the undersigned.

          The undersigned waives presentment for payment, notice of non-payment, protest and notice of protest of this promissory note and diligence in collection or bringing suit.


          This promissory note shall be governed by and construed in accordance with the laws of the Province of Ontario.


                                             VIVENTIA BIOTECH INC.



                                                  /s/ Michael Byrne
                                             by: -------------------------------
                                                 Name:  Michael Byrne
                                                 Title: Chief Financial Officer
                                                        and Secretary